FOR IMMEDIATE RELEASE                      FOR FURTHER INFORMATION CONTACT:
May 1, 1996                                Jorn Budde
                                           817-491-2992


             THE UNIMARK GROUP, INC. ANNOUNCES AGREEMENT TO ACQUIRE
                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.


Argyle, Texas May 1, 1996 -- The UniMark Group, Inc. announces that it has entered into an agreement to acquire all of the outstanding shares of capital stock of Grupo Industrial Santa Engracia ("GISE"), a major Mexican producer of citrus concentrates, citrus oils and citrus juices in exchange for shares of UniMark Common Stock, having a public market value of $12 million. In addition, UniMark agreed to pay an additional $8 million during the next four years if GISE achieves certain financial targets.

For fiscal 1995, GISE's financial results were as follows:

         Net sales                    $13,915,000
         Income from operations         4,153,000
         Net Income                     1,554,000

Said Mr. Jorn Budde, UniMark's President and Chief Executive Officer: "We believe that this transaction will confer operational benefits on both companies resulting from combining fruit procurement functions and that GISE should benefit from UniMark's international distribution and marketing expertise. Also, we are particularly excited about the prospect of a long-term agreement with The Coca Cola Company, Mexico, for the growing of Italian lemons and the extraction of lemon oil."

GISE operates juice plants located in Victoria, Tarmaulipas Mexico and Poza Rica, Veracruz Mexico in the heart of major citrus growing regions. The UniMark Group, Inc. is a vertically integrated citrus and tropical fruit growing, processing, marketing and distribution company with operations in Mexico, the United States and Canada.